Exhibit 99.1

News Release

Contact:	Stephen Allison
Gensym Corporation
781-265-7100

Gensym Releases Fourth-Quarter and Year-End Results

Earnings Conference Call Set for Wednesday, March 31, 2004

BURLINGTON, Mass. – March 30, 2004 – Gensym Corporation (OTC Bulletin Board: GNSM), a leading provider of software and services for expert operations management, today announced revenues of $3,945,000 and net income of $382,000, or $0.05 per diluted share, for the quarter ended December 31, 2003. For the corresponding quarter of 2002, Gensym had revenues of $4,578,000 and net income of $464,000, or $0.07 per diluted share.

For the year ended December 31, 2003, Gensym had revenues of $14,623,000 and a net loss of $1,783,000, or $0.26 per diluted share. In 2002, the company had revenues of $17,451,000 and net income of $1,644,000, or $0.23 per diluted share.

Management will hold a conference call on Wednesday, March 31 at 5:00 p.m. EST to discuss its financial results for the quarter and year ended December 31, 2003. Individuals who wish to participate should call 866-866-1333 (U.S. and Canada) or +1 404-260-1421 (International). A replay of the call will be available through Tuesday, April 6, 2004 at 866-430-1300 (U.S. and Canada) or +1 404-260-1414 (International). When prompted, please enter pin 8145966#; at system prompt, enter 4; when prompted again, enter confirmation number 20040319213200#.

“I am encouraged that our fourth quarter revenues were up sequentially from the third quarter and that we achieved profitability in the quarter,” said Lowell Hawkinson, Gensym’s chairman, president and CEO. “I believe we have begun to establish momentum for revenue growth with profitability. We have been managing our expenses carefully while maintaining strong levels of investment in our next generation of products and effective support of our installed based of users.

“Although 2003 was a financially disappointing year overall for Gensym, I am pleased that we completed the year with a profitable quarter,” continued Hawkinson. “We kept to our roadmap for product innovation, with important releases of our G2® and G2-based products. Over the past several months, we have experienced an increase in partner activity. For example, during the latter half of the year, existing partners such as Siemens, MinnovEX Technologies, CTC, Ericsson, Motorola, and Pivetal continued to drive new business with their end users. New partners recently recruited include ENGlobal, a leading engineering services company; SNC Lavalin Automation, a group within one of the world’s largest engineering services companies; and EMA Inc., a specialized operations consultant to the utility industries.

“We are off to a good start in 2004 and expect to maintain our growth momentum. In particular, we see strength in our direct sales pipeline within the government and water utility markets. Through our partner channels, we see significant opportunities in various manufacturing sectors and in telecommunications.

“As announced recently, Stephen Allison has joined our company as our new vice president of finance and chief financial officer. He has more than 25 years experience in finance, including 15 years as a chief financial officer. I am very pleased to have someone of Steve’s background and talent join Gensym. He will be a valuable asset to our management team.”

About Gensym Corporation

Gensym Corporation (www.gensym.com) is a provider of software products and services that enable organizations to automate aspects of their operations that have historically required the direct attention of human experts. Gensym’s product and service offerings are all based on or relate to Gensym’s flagship product G2, which can emulate the reasoning of human experts as they assess, diagnose, and respond to unusual operating situations or as they seek to optimize operations.

With G2, organizations in manufacturing, communications, transportation, aerospace, and government maximize the performance and availability of their operations. For example, Fortune 1000 manufacturers such as Alcan, ExxonMobil, DuPont, El Paso, Eli Lilly, Ford, Hitachi, Lafarge, Procter & Gamble, and Toyota use G2 to help operators detect problems early and to provide advice that avoids off-specification production and unexpected shutdowns. Manufacturers and government agencies use G2 to optimize their supply chain and logistics operations, while communications companies such as AT&T, Ericsson Wireless, and Nokia use G2 to troubleshoot network faults so that network availability and service levels are maximized. Gensym has numerous partners who can help meet the specific needs of customers. Gensym and its partners deliver a range of services, including training, software support, application consulting and complete solutions. Through partners and through its direct sales force, Gensym serves customers worldwide.

GENSYM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share data

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
REVENUES:
Product	$1,459	$2,023	$4,728	$6,473
Services	2,486	2,555	9,895	10,978

Total revenues	3,945	4,578	14,623	17,451

COST OF REVENUES:
Product	128	260	707	787
Service	817	669	3,093	2,800

Total cost of revenues	945	929	3,800	3,587

Gross profit	3,000	3,649	10,823	13,864

OPERATING EXPENSES:
Sales and marketing	1,265	1,675	5,580	5,300
Research and development	756	871	3,303	3,217
General and administrative	698	731	3,708	3,405
Restructuring charge	(34)	—	216	—

	2,685	3,277	12,807	11,922

Operating income (loss)	315	372	(1,984)	1,942

OTHER INCOME (EXPENSE), NET	(84)	63	245	(162)

Income (loss) before provision for income taxes	231	435	(1,739)	1,780

PROVISION FOR INCOME TAXES	(151)	(29)	44	136

Net income (loss)	$382	$464	$(1,783)	$1,644

Basic earnings (loss) per share	$0.05	$0.07	$(0.26)	$0.24
Diluted earnings (loss) per share	$0.05	$0.07	$(0.26)	$0.23
Weighted average common shares outstanding, basic	7,061	6,798	6,964	6,715
Weighted average common shares outstanding, diluted	7,498	7,061	6,964	7,042

GENSYM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands

(Unaudited)

	December 31, 2003	December 31, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$1,818	$3,884
Accounts receivable, net	4,015	3,876
Other current assets	872	688

Total current assets	6,705	8,448

Property and equipment, net	908	1,276
Intangible assets	188	—
Deposits and other assets	485	599

Total assets	$8,286	$10,323

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Other current liabilities	$2,452	$2,842
Deferred revenue	4,991	5,045

Total current liabilities	7,443	7,887

Long term deferred revenue	150	336
Other long term liabilities	41	70

Total stockholders’ equity	652	2,030

Total liabilities and stockholder’s equity	$8,286	$10,323

Gensym and G2 are registered trademarks of Gensym Corporation

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited the intensely competitive market for expert operations systems, the possibility that stockholders may face an illiquid market for our securities, the effectiveness of our indirect distribution channel and strategic relationships and the ability of our partners to effectively market and deliver their Gensym-based solutions, fluctuations in demand for our products, and the other risks which we describe under the caption “Factors That May Affect Future Results” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed with the Securities and Exchange Commission. Although Gensym believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Gensym Corporation disclaims any intent or obligation to update any forward-looking statement.

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